DRAFT: 08/12/08

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2008

WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (256) 353-1310

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the second quarter of 2008, the Company discovered certain errors in inventory accounting at its manufacturing operation in Carrollton, Texas (“the Carrollton Facility”) while preparing its second quarter 2008 financial statements. The errors that the Company discovered were associated with valuing and accounting for inventory and costs of sales at the Carrollton Facility. The Company promptly began an internal investigation of these accounting issues. In addition, the Company recorded an adjustment to certain accounts in the first quarter of 2008 that related to translation adjustment errors recorded in prior periods. This item was unrelated to the aforementioned errors in inventory accounting at the Carrollton Facility. The Company also initiated an investigation of this matter.

After an extensive review and identification of the errors and an analysis of the impact on prior periods, the Company prepared an analysis of the materiality of the errors on all periods in accordance with Staff Accounting Bulletin No. 99 and an analysis of the reporting requirements relative to financial statement misstatements.

On August 12, 2008, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) reviewed the Company’s findings and concluded that a material misstatement in the Company’s financial statements in its Form 10-Q filings for the third quarter of 2007 and the first quarter of 2008 had occurred. The Company will file an amended Form 10-Q for the first quarter of 2008 as soon as practicable after filing the Form 10-Q for the second quarter of 2008. The Company will also amend material misstatements made in the third quarter 2007 Form 10-Q filing within its third quarter 2008 Form 10-Q filing. The errors related to the first quarter of 2008 result in a decrease in cost of sales of approximately $1.6 million and a corresponding increase in gross profit, a decrease in accounts receivable of approximately $1.0 million and a corresponding decrease in other income, resulting in a net increase in net income of approximately $0.6 million. The errors related to the third quarter of 2007 result in a decrease in inventory of approximately $1.6 million with a corresponding increase in cost of sales, an increase in accounts receivable of approximately $0.2 and a corresponding increase in other income, resulting in a net decrease in net income of approximately $1.4 million.

As a result of the above, the previously issued financial statements included in the Company’s Form 10-Q for the period ended September 30, 2007 and Form 10-Q for the period ended March 30, 2008 as originally filed should no longer be relied upon.

The Company and the Audit Committee also concluded that immaterial misstatements were made in the financial statements for fiscal years 2006 and 2007, and the first, second and fourth quarters of 2007, related to the same events and errors outlined above.

These amounts by period follow:

	Increase (Decrease) to Income ($Millions)
	FY 2007

	Q1	Q2	Q3	Q4	FY 2007	FY 2006
Inventory Errors	(0.4)	(0.1)	(1.6)	(0.1)	(2.2)	(1.3)
Translation Adjustment	0.2	0.7	0.2	(0.2)	1.0	--

(Amounts may not add across due to rounding.)

Upon the Audit Committee’s recommendation, the Company will correct and restate the periods which contained the immaterial misstatements in the course of filing future financial statements, which include those prior periods, and in accordance with Staff Accounting Bulletin No. 108. The Form 10-Q for the second quarter of 2008 will contain financial information restated for the three months ended July 1, 2007 and six months ended July 1, 2007 to reflect the correction of the errors for those relevant periods.

The Company’s management and its Audit Committee discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm, KPMG LLP.

The Company’s 10-Q for the period ended June 29, 2008 will not be filed on August 14, 2008 due to the delay in finalizing these issues and a 12B-25 will be filed shortly. The filing of the 10-Q for the period ended June 29, 2008 is expected after the conclusion of the aforementioned investigations. The Company currently expects to file the 10-Q for the period ended June 29, 2008 prior to August 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: August 12, 2008

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
David A. Owen
Senior Vice President, Chief Financial Officer and Secretary